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                                  Exhibit 10.4

    Memorandum of Affiliation Between Mitchell J. Hart and Terra Systems Inc.


It is agreed between Terra Systems Inc. and Mitchell J. Hart that Mr. Hart shall affiliate with Terra Systems Inc. under the following conditions:

Base Pay shall be $120,000.00 per year. Payment to be made on the 1st and 15th of each month at the rate of $5,000.00 per pay period.

The term of Affiliation shall be Minimum of three years.

All Holidays and Vacation shall be paid and taken at such a time that Mr. Hart's absence will not interfere with the business at hand of MIE.

A monthly vehicle allowance of $500.00 shall be given to Mr. Hart.

Office space will be provided for Mr. Hart in Soda Springs Idaho for the term of the agreement.

Office expenses shall be provided by MIE for the Soda Springs office.

Should early termination of the Mr. Hart's position occur for any reason, Mr. Hart shall receive full and usual benefits for up to 52 weeks. As Mr. Hart will be an officer and director of the company, base salary severance will be protected by the by-laws of the public company.

MIE or TSYI shall cover the cost of COBRA for an interim until a benefits package is fully in place as approved by the Board of Directors.

Should Mr. Hart be required by the company to relocate from Soda Springs Idaho, all reasonable moving expenses including acquisition and disposition of Real Estate shall be paid by the company.

  Agreed to for:

   Terra Systems Inc.                                Mitchell J. Hart


   /s/ Clayton Timothy                               /s/ Mitchell J. Hart
   -----------------------                           -----------------------
   Chief Executive Officer

   Date: May 12. 2005                                Date: May 12, 2005



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